Exhibit 99.1

NovaStar Financial Declares a Third Quarter

Common Dividend of $1.40 Per Share

KANSAS CITY, Mo., September 14, 2005 – The Board of Directors of NovaStar Financial (NYSE-NFI) has declared a common stock dividend of $1.40 per share, to be paid November 22, 2005, to shareholders of record as of November 8, 2005.

NovaStar Financial has elected to be taxed as a real estate investment trust, or REIT. To maintain its status as a REIT, the company must declare dividends equal to substantially all of its taxable income by the final filing of its annual federal income taxes. Today’s dividend declaration ensures that NovaStar has met its 2004 dividend distribution requirements.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424

Media Contact

Mike Enos

816.237.7597